Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hector de J. Ruiz, Robert J. Rivet and Harry A. Wolin, and each of them, with full power of substitution and full power to act without the other, such person’s true and lawful attorney-in-fact and agent, to act for such person in such person’s name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments (including post-effective amendments) thereto, and any related registration statements filed pursuant to Rule 462(o) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Hector de J. Ruiz	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 10, 2007
Hector de J. Ruiz

/s/ Robert J. Rivet	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	July 10, 2007
Robert J. Rivet

/s/ W. Michael Barnes W. Michael Barnes	Director	July 3, 2007

/s/ John E. Caldwell John E. Caldwell	Director	July 6, 2007

/s/ Bruce L. Claflin Bruce L. Claflin	Director	July 6, 2007

/s/ Frank Clegg Frank Clegg	Director	July 9, 2007

/s/ H. Paulett Eberhart H. Paulett Eberhart	Director	July 5, 2007

/s/ Robert B. Palmer Robert B. Palmer	Director	July 7, 2007

/s/ Morton L. Topfer Morton L. Topfer	Director	July 5, 2007